Exhibit 99.1

SAKS INCORPORATED ANNOUNCES JANUARY COMPARABLE
STORE SALES INCREASE OF 11.4%

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

New York, New York (February 8, 2007)--Retailer Saks Incorporated (NYSE: SKS) (the “Company”) today announced that January 2007 comparable store sales increased 11.4% over the prior year.

For the current year, the January, fourth quarter, and fiscal year periods ended February 3, 2007 and included five weeks, 14 weeks, and 53 weeks, respectively. For the prior year, the January, fourth quarter, and fiscal year periods ended January 28, 2006 and included four weeks, 13 weeks, and 52 weeks, respectively. Comparable store sales numbers below do not reflect the benefit of the additional week and are based on comparisons of the four weeks, 13 weeks, and 52 weeks ended January 27, 2007 to the prior year comparable periods. The current year January period includes an extra week, creating a 53-week fiscal year that occurs every six years in the accounting cycle for many retailers. Total and comparable store sales for all periods below represent Saks Fifth Avenue (“SFA”) and Club Libby Lu sales only. Sales below are in millions and represent owned departments only.

For the periods ended January 27, 2007 compared to the periods ended January 28, 2006, owned sales were:

			Total	Comparable
	This Year	Last Year	Increase	Increase
January (4 weeks)	$182.8	$161.5	13.2%	11.4%
Fourth quarter (13 weeks)	$902.0	$808.2	11.6%	9.9%
Fiscal year (52 weeks)	$2,867.7	$2,750.4	4.3%	4.9%

For the periods ended February 3, 2007 compared to the periods ended January 28, 2006, owned sales were:
			Total
	This Year	Last Year	Increase
January (5 weeks TY/4 weeks LY)	$225.8	$161.5	39.8%
Fourth quarter (14 weeks TY/13 weeks LY)	$945.0	$808.2	16.9%
Fiscal year (53 weeks TY/52 weeks LY)	$2,910.7	$2,750.4	5.8%

For January, SFA generated strong sales performances across most merchandise categories and businesses. Some of the strongest areas in January were women’s modern collections and designer apparel, shoes, handbags, fine jewelry, accessories, men’s advanced sportswear and accessories, and Off 5th.

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Saks Incorporated currently operates Saks Fifth Avenue, which consists of 54 Saks Fifth Avenue stores, 50 Saks Off 5th stores, and saks.com. The Company also operates 62 Club Libby Lu specialty stores.

The Company completed the sale of its Saks Department Store Group (“SDSG”) Proffitt’s/McRae’s business to Belk, Inc. effective Midnight on July 2, 2005, the sale of SDSG’s Northern Department Store Group (NDSG) business to The Bon-Ton Stores, Inc. effective Midnight on March 4, 2006, and the sale of SDSG’s Parisian business to Belk, Inc. effective Midnight on September 30, 2006.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the retail sector; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the outcome of the formal investigation by the Securities and Exchange Commission and the inquiry the Company understands has been commenced by the Office of the United States Attorney for the Southern District of New York into the matters that were the subject of the investigations conducted during 2004 and 2005 by the Audit Committee of the Company’s Board of
Directors and any related matters that may be under investigation or the subject of inquiry; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the
Company’s Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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